As filed with the Securities and Exchange Commission on July 3, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BED BATH & BEYOND INC.

(Exact name of Registrant as specified in its charter)

New York	11-2250488
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

650 Liberty Avenue
Union, New Jersey	07083
(Address of Principal Executive Offices)	(ZIP Code)

Bed Bath & Beyond Inc. 2012 Incentive Compensation Plan

(formerly known as the Bed Bath & Beyond Inc. 2004 Incentive Compensation Plan)
(Full Title of the Plan)

Steven H. Temares	Copies to:
Chief Executive Officer	Peter G. Samuels, Esq.
Bed Bath & Beyond Inc.	Proskauer Rose LLP
650 Liberty Avenue	Eleven Times Square
Union, New Jersey 07083	New York, New York 10036
(Name and Address of Agent for Service)	(212) 969-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☒	Accelerated Filer	☐

Non-Accelerated Filer ☐(Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee(3)
Common Stock, par value $0.01 per share	14,300,000	$59.35	$848,705,000	$97,262

(1)  Represents 14,300,000 additional shares of common stock, par value $0.01 per share (the “Common Stock”) of Bed Bath & Beyond Inc. (the “Registrant”) available for issuance under the Bed Bath & Beyond Inc. 2012 Incentive Compensation Plan (the “Plan”), effective June 22, 2012 (formerly known as the Bed Bath & Beyond Inc. 2004 Incentive Compensation Plan).

(2)  Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933 on the basis of $59.35 per share, which was the average of the high and low prices for a share of Common Stock of the Registrant on June 28, 2012, as reported on the Nasdaq Stock Market.

(3)          Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of an additional 14,300,000 shares of Common Stock under the Plan.  A Registration Statement on Form S-8 was previously filed by the Registrant on June 28, 2005 (Registration No. 333-126169) (the “Prior Registration Statement”) for the existing securities under the Plan.

Explanatory Note

Pursuant to General Instruction E of Form S-8, the Registrant hereby makes the following statement:

This Registration Statement on Form S-8 is filed by Bed Bath & Beyond Inc. (the “Registrant” or the “Company”) to register an additional 14,300,000 shares (the “Additional Shares”) of the Registrant’s common stock, par value $0.01 per share (“Common Stock”) which may be awarded pursuant to the Bed Bath & Beyond Inc. 2012 Incentive Compensation Plan (the “Plan”).  The Plan was formerly known as Bed Bath & Beyond Inc. 2004 Incentive Compensation Plan, which was adopted by the Board of Directors of the Registrant on May 13, 2004, subject to the approval of the Plan by the shareholders of the Registrant (which was obtained at the 2004 annual meeting of shareholders).  The Plan was approved by the shareholders of the Registrant at the Registrant’s Annual Meeting of Shareholders held on June 22, 2012.

The Additional Shares are in addition to the 28,900,868 shares of Common Stock (the “Prior Shares”) that were previously registered by the Registrant with respect to the Plan pursuant to the Registration Statement on Form S-8 (Registration No. 333-126169) filed by the Registrant on June 28, 2005 (the “Prior Registration Statement”).  50,819,721 shares of Common Stock were previously registered pursuant to the Prior Registration Statement, of which 28,900,868 shares of Common Stock are covered by the Plan.  The Additional Shares increase the aggregate number of shares of Registrant Common Stock that may be subject to awards under the Plan from 28,900,868 to 43,200,868.  Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statement are hereby incorporated by reference herein, except as the same may be modified by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The contents of the Prior Registration Statement previously filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference, except as the same may be modified by the information set forth herein.  In addition, the Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)                            Annual Report on Form 10-K for the fiscal year ended February 25, 2012, filed with the Commission on April 24, 2012;

(b)                           Current Reports on Form 8-K filed with the Commission on June 29, 2012, June 26, 2012, June 1, 2012, and May 10, 2012;

(c)                            Quarterly Report on Form 10-Q for the fiscal quarter ended May 26, 2012, filed with the Commission on July 3, 2012;

(d)                           The description of the common stock of the Registrant, par value $0.01 per share (the “Common Stock”) contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on May 11, 1992, and any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. In no event, however, will any information that the Registrant discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement.  Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 6. Indemnification of Directors and Officers.

Section 402(b) of the New York Business Corporation Law provides that, subject to conditions and qualifications provided by statute, a Certificate of Incorporation may set forth a provision eliminating or limiting the personal liability of directors to the Company or its shareholders for damages for any breach of duty in such capacity.

The Company’s Restated Certificate of Incorporation, as amended, provides that no director of the Company shall be personally liable to the Company or any of its shareholders for damages for any breach of duty in such capacity except for liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the Business Corporation Law. If the Business Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Business Corporation Law. Any repeal or modification of this Article shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

The Company’s Amended By-laws govern the indemnification of any director or officer of the Company or any employee of the Company who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise by reason of the fact that, in the case of directors and officers of the Company, is or was a director or officer of the Company, or is or was at the request of the Company serving as an officer or director or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise or entity (including, without limitation, any employee benefit plan), and in the case of employees of the Company, is or was serving (a) as a director or officer of a corporation or in a capacity equivalent to that of a director or officer for any partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) in which the Company had at the time of such service, directly or indirectly, a 50% or greater equity interest or (b) at the written request of the Company, as a director or officer of a corporation or in a capacity equivalent to that of a director or officer for any partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) in which the Company had at the time of such service, directly or indirectly, a significant business interest but a less than 50% equity interest (or, in the case of an employee benefit plan, no equity interest at all), against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

The Company has obtained directors and officers liability insurance which insures the Company’s officers and directors against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 8. Exhibits.

Exhibit Number	Exhibit Document

4.1	Restated Certificate of Incorporation

4.2	Certificate of Amendment to the Company’s Certificate of Incorporation (incorporated by reference to Exhibit 3 to the Company’s Quarterly Report on Form 10-Q/A for the quarter ended August 25, 1996)

4.3	Certificate of Amendment to the Company’s Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended August 30, 1997)

4.4	Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 3.6 to the Company’s Form 10-K for the year ended February 27, 1999)

4.5

Certificate of Amendment of Certificate of Incorporation of the Company (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 1, 2001)

4.6	Certificate of Amendment of Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K dated July 1, 2009)

4.7	Amended By-Laws of Bed Bath & Beyond Inc. (as amended effective as of September 23, 2009) (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K dated September 29, 2009)

5.1*	Opinion of Proskauer Rose LLP

23.1*	Consent of KPMG LLP

23.2	Consent of Proskauer Rose LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page hereto)

99.1	Bed Bath & Beyond Inc. 2012 Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Commission on June 26, 2012)

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that (A) paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Union, State of New Jersey, on July 3, 2012.

BED BATH & BEYOND INC.

By:	/s/ Steven H. Temares
Steven H. Temares
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Steven H. Temares, Eugene A. Castagna and Allan N. Rauch, or any of them individually, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in such person’s name, place and stead, in the capacities indicated below, to sign this Registration Statement on Form S-8 of Bed Bath & Beyond Inc. and any and all amendments (including post-effective amendments) thereto, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might, or could, do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures		Title	Date

By:	/s/ Warren Eisenberg	Co-Chairman and Director	July 3, 2012
Warren Eisenberg
By:	/s/ Leonard Feinstein	Co-Chairman and Director	July 2, 2012
Leonard Feinstein
By:	/s/ Steven H. Temares	Chief Executive Officer and Director	July 3, 2012
	Steven H. Temares	(Principal Executive Officer)
By:	/s/ Eugene A. Castagna	Chief Financial Officer and Treasurer	July 3, 2012
	Eugene A. Castagna	(Principal Financial and Accounting Officer)
By:	/s/ Dean S. Adler	Director	July 2, 2012
Dean S. Adler

By:	/s/ Stanley Barshay	Director	July 3, 2012
Stanley Barshay
By:	/s/ Klaus Eppler	Director	July 2, 2012
Klaus Eppler
By:	/s/ Patrick R. Gaston	Director	July 2, 2012
Patrick R. Gaston
By:	/s/ Jordan Heller	Director	July 2, 2012
Jordan Heller
By:	/s/ Victoria A. Morrison	Director	July 2, 2012
Victoria A. Morrison

 INDEX TO EXHIBITS

Exhibit Number	Exhibit Document

4.1	Restated Certificate of Incorporation

4.2	Certificate of Amendment to the Company’s Certificate of Incorporation (incorporated by reference to Exhibit 3 to the Company’s Quarterly Report on Form 10-Q/A for the quarter ended August 25, 1996)

4.3	Certificate of Amendment to the Company’s Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended August 30, 1997)

4.4	Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 3.6 to the Company’s Form 10-K for the year ended February 27, 1999)

4.5

Certificate of Amendment of Certificate of Incorporation of the Company (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 1, 2001)

4.6	Certificate of Amendment of Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K dated July 1, 2009)

4.7	Amended By-Laws of Bed Bath & Beyond Inc. (as amended effective as of September 23, 2009) (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K dated September 29, 2009)

5.1*	Opinion of Proskauer Rose LLP

23.1*	Consent of KPMG LLP

23.2	Consent of Proskauer Rose LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page hereto)

99.1	Bed Bath & Beyond Inc. 2012 Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Commission on June 26, 2012)

* Filed herewith.